EXHIBIT 11
Thomas J. Reidy
211 May Apple Way
Landrum, SC 29356
October 16, 2008
BY FAX 353 1-276-9888
UNITED STATES MAIL
To the Secretary of Trinity Biotech, plc
IDA Business Park
Bray, Co.
Wicklow, Ireland
          Re:     Request for Extraordinary General Meeting
Dear Sir:
     As an owner of American Depository Receipts (“ADRs”) of Trinity Biotech plc (the “Company”), I have become increasingly concerned about the Company’s business affairs and financial performance and management capabilities. In addition, I consider the Company’s repeated failure to timely notify its ADR holders of shareholder meetings of the Company as a management entrenchment device carried out at the expense of the shareholders’ interest in fostering management accountability.
     I enclose a Request for Extraordinary General Meeting (the “Request”) calling for the removal and replacement of the current directors (the “Proposal”). You will also find enclosed Joinders to the Request that have been executed and delivered by nine additional ADR holders.
     Biographical information concerning replacement directors named in the Proposal is attached hereto as Schedule 1. If the replacement directors are installed, I intend to recommend to the new directors that Clint Severson be appointed as the sixth director. Mr. Severson’s biographical information is also included on Schedule 1.
     The nine additional ADR holders and myself (collectively the “Requesting ADR Holders”) beneficially own 8,515,504 A Ordinary Shares of the Company. Based on outstanding voting share amounts reported by the Company in its filings with the United States Securities and Exchange Commission, the Requesting ADR Holders collectively beneficially own in excess of one-tenth of the voting paid up capital of the Company and the minimum amount required under Irish Law for shareholders to requisition a Extraordinary General Meeting
     Having met the requirements for the requisition of a shareholders meeting under Irish Law, we direct that the directors set a date, time and place for the Extraordinary General Meeting for the purpose of acting on the Proposal and that shareholders be provided notice of the

To the Secretary of Trinity Biotech plc
October 16, 2008

Extraordinary General Meeting in sufficient time to be able to exercise their voting rights effectively.
     We further direct that the meeting notice be promptly sent to the Bank of New York Mellon, as the depository under the Deposit Agreement dated as of October 21, 1992, as amended and restated as of                     , 2004, among the Company, the depository and the owners and holders of the ADRs. Concurrently with the sending of the meeting notice to the depository, we direct that the Company request in writing that the depository shall, as soon as practical thereafter, mail to all ADR holders a notice which shall contain (i) such information as is contained in such notice of meeting and (ii) a statement that the owners of the ADRs will be entitled to instruct the depository as to the exercise of voting rights pertaining to the amount of shares of deposited shares of the Company evidenced by their ADRs.
     To ensure that all beneficial owners of the ADRs receive notice of the Extraordinary General Meeting, the depository should be directed to instruct banks and brokers that hold ADRs in street name on behalf of their clients to forward, within five business days, the notice and instructions to the beneficial owners of the ADRs.
     If management disputes the claim of the Requesting ADR Holders that they collectively beneficially own in excess of one-tenth of the voting paid up capital of the Company, we request that you advise the undersigned of the basis of management’s position, including the amount of Company voting shares, by class, currently outstanding and the par value of each such share stated in U.S. dollars.
     If management of the Company is of the opinion that the Requesting ADR Holders do not have the authority to request the meeting (because they do not hold the underlying A Ordinary Shares), we request that you advise the undersigned immediately in writing of such a determination.
     In the event of such a determination, we request that the directors, on their own volition, immediately call and notice up (in the manner specified above) an Extraordinary General Meeting of shareholders for the purpose of the consideration of the Proposal. In this manner, the Requesting ADR Holders will be alleviated the hardship and inconvenience of converting their ADRs to A Ordinary Shares for the sole purpose of exercising their shareholder rights.
     Alternatively, we request that the directors immediately take steps to amend the Depository Agreement solely to permit ADR holders to cause the depository to make proposals on their behalf to the same extent as holders of A Ordinary Shares are permitted under applicable Irish law and the Company’s Articles of Association.
     Management’s refusal to honor the Request or to take the alternative steps proposed above to bring the Proposal before the Company’s shareholders can only be viewed as a further step by management to remain entrenched in their positions and beyond any accountability to the owners of the Company.

To the Secretary of Trinity Biotech plc
October 16, 2008

     If you have any questions regarding the Request or if you need additional information with respect the holdings of the Requesting ADR holders, please advise the undersigned by writing or calling the undersigned at 01-816-260-8476.
Sincerely,
/s/ THOMAS J REIDY
Thomas J. Reidy
TJR:WMS:dgh
Enclosures

SCHEDULE 1
     Jack C. Chow, M.D.
          Former US Ambassador Jack Chow is a partner in CRV Capital, LLC, a multi-strategy investment entity, and an adjunct faculty member at Carnegie Mellon University’s Heinz School of Public Policy and Management. In public service, he held pioneering roles in global public health. He was the first Director-General of the World Health Organization responsible for HIV/AIDS-Tuberculosis-Malaria and was the Special Envoy of WHO’s Director General, based in Washington, D.C. Prior to serving at WHO, Dr. Chow was the Special Representative of the Secretary of State, Colin L. Powell for global HIV/AIDS and was the first Ambassador Rank diplomat at the State Department appointed to a global health mission. His extensive government experience includes working with the Senate and House Appropriation Committees, the NIH, the Department of Health and Human Services, and the White House Science Office. He has also worked in the private sector as a management consultant to McKinsey and Company. He earned his medical degree at the University of California at San Francisco and trained at Stanford University Hospital. In addition, Dr. Chow holds other degrees from Harvard’s Kennedy School of Government (MPA), University of Chicago business school (MBA), Berkeley’s School of Public Health (BS), and a BA from the University of Pennsylvania.
     Mike Gausling
          Mike was the founder and former CEO of Orasure Technologies, (NASDAQ: OSUR) and helped build the company to a market cap of over $500M during his tenure. Mike was recognized as Biotech Entrepreneur of the year and head of one of the top seven growth companies in the greater Philadelphia area. Mike has also served as Audit Chair for KNBT Bancorp, (NASDAQ: KNBT) which has grown to over $3B in assets. Mike currently serves on the Life Sciences Advisory Board for Safeguard Scientifics, Inc. (NYSE: SFE), a holding company that builds value in high-growth revenue stage information technology and life science businesses. Mike is also current treasurer of LVIP, a non-profit development company investing $100 million in viable re-development of prime real estate. Mike received has degrees from Rensselaer Polytechnic Institute (BS) and Miami University of Ohio (MBA).
     John H. “Jack” Halsey, Ph.D.
          Chief Executive Officer, Director and Founder, ProGene Biomedical, Inc. (dba IBT Laboratories) Jack has served on the Scientific Advisory Board member for Oncimmune, LLC; and as a Consultant to the Food & Drug Administration, Immunology Devices Panel. In addition, Jack has performed as an Advisor to the Clinical & Laboratory Standards Institute (formerly NCCLS) as well as an Advisor to the College of American Pathologists Pathology Coding Caucus. He is currently Clinical Associate Professor at the Department of Medicine, Division of Allergy, Immunology and Rheumatology, University of Kansas School of Medicine. Jack was a Previous Director for ImmunoNuclear Corporation, Inc, ImmuneTech, Inc. and Research Think Tank, Inc.
          Jack served as Associate Professor (with tenure), and Assistant Professor (1978-1982), Department of Biochemistry and Molecular Biology, University of Kansas School of

Medicine, Kansas City, KS. In addition, he held the post of Assistant Professor, Department of Microbiology, University of Oklahoma, Norman, OK. Jack did his Post-Doctoral Fellowship and served as an Instructor at the Medical University of South Carolina, Charleston, SC.and the University Of Virginia School Of Medicine, Charlottesville, VA. Jack received his degrees from The Johns Hokins University (Ph.D. in Biochemistry), and the University of Florida (B.S. in Chemistry and M.S. in Medical Microbiology).
     Steven S. Mock, CPA
          Steve is a current Partner in BKD, LLP, one of America’s top ten CPA and advisory firms, and the regions’ largest accounting company. In addition to his tax expertise, Steve specializes in strategic business planning, and tactical execution, as well as business valuation and business succession planning for corporate clients. Steve has over 30 years experience with companies providing tax and planning services, and served as CFO of a local medical device manufacturer, prior to its sale. Before merging with B.K.D., Steve was co-founder and managing partner of Mock and Dackan, P.C. Steve did his undergraduate work at the University of Missouri and holds a B.S. in both accounting and finance.
     Thomas J. Reidy
          With over 35 years experience in the IVD business, Tom has extensive experience in management, sales and distributor relationships, both Domestic and International. As founder of Primus, an acquired company of Trinity, Tom was responsible for overseeing the development, patenting, regulatory licensing, production, introduction, and sales of new but well-accepted diagnostic assays. His previous experience in both reference laboratory and diagnostic companies gave him the broad interaction with other industry leaders that helps facilitate successful partnering and joint venturing as needed. His company was able to maintain high sales/employee, as well as double-digit growth percentages and net income while keeping one of the lowest personnel turnover rates in the industry. His ability to manage diverse elements of the company and bring them together as a team will be essential to the success of Trinity. Tom did his undergraduate work at the University of Indiana and completed his MBA course work at Ohio State University.
     Clint Severson
          Raised in Minot, North Dakota, Clint Severson received his Bachelors of Business Administration from Minot State University in 1973. Upon graduation, he moved to San Francisco and began his career in diagnostics sales and management with Dow Chemical where he sold blood-testing equipment. He spent the next 11 years discovering his true calling for growing development stage companies into profitable businesses from: 1978-1984 — Syva, 1984-1989 — 3M Diagnostic Systems, 1989-1996 — Mast Immunosystems, and 1996-Present — Abaxis, Inc.
          As the current Chairman, President & CEO of Abaxis, Clint took the late developmental stage, NASDAQ traded company, with annual sales of $2.9 million and annual loss of $6.7 million and grew sales at a 34% compounded annual growth rate to over $100 million per year and an operating profit of $17.8 million. Clint’s achievements were recognized by Forbes Magazine as Entrepreneur of the Year and ranked Abaxis 11 of 200 best small companies.